UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2015

NGL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136

(Address of principal executive offices) (Zip Code)

(918) 481-1119

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01 Other Events.

On November 17, 2015, NGL Energy Partners LP (“NGL”) entered into an agreement with Saddlehorn Pipeline Company, LLC (“Saddlehorn”), under which NGL will acquire an undivided interest in a crude oil pipeline currently under construction (the “Pipeline”). The Pipeline will have several points of origin in Colorado and will terminate in Cushing, Oklahoma. NGL will have the right to utilize 150,000 barrels per day of capacity on the Pipeline. Magellan Midstream Partners, LP is serving as construction manager and operator of the Pipeline. After the Pipeline is placed into service, operating costs will be allocated to NGL based on its proportionate ownership interest and throughput.

In October 2014, NGL completed a successful open season in which it received the requisite support, in the form of ship-or-pay volume commitments from multiple shippers, to begin construction of Grand Mesa Pipeline, which was planned to originate in Colorado and terminate in Cushing, Oklahoma. Through its undivided interest in the Pipeline, NGL will have sufficient capacity to service these customer contracts at the same origin and termination points. NGL will retain ownership of its previously acquired easements for the potential future development of transportation projects involving petroleum commodities other than crude oil and condensate. With the consent and participation of Saddlehorn, NGL and Saddlehorn may consider future opportunities using these easements for projects involving the transportation of crude oil and condensate.

A press release announcing the agreement with Saddlehorn is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated November 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP

	By:	NGL Energy Holdings LLC,
its general partner

Date: November 23, 2015		By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated November 18, 2015